Exhibit 1

                      TRANSACTION IN SHARES OF THE COMPANY


            The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved purchases of Shares on the NASDAQ National Market.



Reporting Person
With Direct
Beneficial                     Date of            Number of          Price Per
Ownership                    Transaction            Shares             Share
---------                    -----------            ------             -----

Greenway                       5/19/98              32,000            4.15500

Greenway                       5/19/98              20,000            4.00000

Greenway                        6/4/98              81,000            3.71875

Greentree                      5/19/98              32,500            4.15500

Greensea                       5/19/98             108,500            4.15500

Greensea                       5/19/98              20,000            4.00000

Greensea                       5/29/98              6,500             3.87500

Greensea                        6/4/98             118,500            3.71875

Greensea                        6/9/98              25,000            3.68750

Greenbelt                      5/18/98              80,000            4.33600

Greenbelt                      5/19/98             127,200            4.15500

Greenbelt                      5/19/98              60,000            4.00000

Greenbelt                       6/4/98             200,500            3.71875